Exhibit 23.1

REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the inclusion in this Registration Statement on Form SB-2/A, of our report dated October 3, 2006, with respect to our audit of the consolidated balance sheets of The American Energy Group, Ltd. as of June 30, 2006 and 2005, and related consolidated statements of operations and accumulated deficit, changes in shareholders' equity, and cash flows for the years then ended, as amended, which report appears in the Prospectus, and is part of this Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ Chisholm, Bierwolf & Nilson
Bountiful, Utah
October 16, 2006